EXHIBIT 5.01
[LETTERHEAD OF FENWICK & WEST LLP]
February 25, 2008
Interwoven, Inc.
160 East Tasman Drive
San Jose, CA 95134
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Interwoven, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about February 25, 2008 in connection with the registration under the Securities Act of 1933, as amended, of:
     (1) an aggregate of 599,222 shares of the Company’s Common Stock (the “Stock”), subject to issuance by the Company upon the exercise of options (the “Options”) granted under the Optimost LLC 2006 Equity Compensation Plan (the “Optimost Plan”) and assumed by the Company in connection with the merger of Broadway Merger LLC, a wholly-owned subsidiary of the Company, with and into Optimost LLC, a New York limited liability company, pursuant to the Agreement and Plan of Merger by and among the Company, Broadway Merger LLC, Optimost LLC and Mark Wachen, as Representative, as amended (the “Merger Agreement”); and
     (2) an aggregate of 763,431 shares of Stock subject to issuance by the Company upon the exercise of purchase rights to be granted under the Company’s 1999 Employee Stock Purchase Plan, as amended (the “ESPP”).
     In rendering this opinion, we have examined such matters of fact as we have deemed necessary to render the opinion set forth herein, which included examination of the following:
(1)	the Company’s Fourth Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on November 18, 2003;

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary as of April 19, 2007;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the prospectuses prepared in connection with the Registration Statement (each, a “Prospectus”);

(5)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company’s minute books that are in our possession;

(6)	the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the New York Secretary of State on November 1, 2007, as thereafter amended;

(7)	the stock records that the Company has provided to us (consisting of a report from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the close of business the immediately preceding business day, and a summary report of currently outstanding options and other rights to purchase the Company’s capital stock that was prepared by the Company and dated of even date herewith verifying the number of such issued and outstanding securities); and

(8)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations (the “Management Certificate”).
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.
     Based upon the foregoing, it is our opinion that (A) the 599,222 shares of Stock that may be issued and sold by the Company upon the exercise of the Options, when issued, sold and delivered in accordance with the Optimost Plan and applicable option agreements entered into thereunder and in the manner and for the consideration stated in the Optimost Plan, the relevant option agreements, and the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable and (B) the 763,431 shares of Stock that may be issued and sold by the Company upon the exercise of purchase rights to be granted under the ESPP, when issued, sold and delivered in accordance with the ESPP and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, each Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,
/s/ FENWICK & WEST LLP